Exhibit 99.1

Dear Shareholders,

On behalf of the Board of Directors and the management team of Enterprise Bank, it is our privilege to report on the Bank’s performance during the quarter ending June 30, 2013. Continuing to build on a year and first quarter of substantial growth and opportunity, we are pleased to report our 95th consecutive profitable quarter. We have also continued our course of judicious financial planning for future growth, as you will read below.

2013 Celebration of Excellence

On May 7, Enterprise Bank hosted its 2013 Celebration of Excellence. We sincerely hope those of you who were able to join us enjoyed the evening as we honored and recognized businesses, individuals, and community leaders, celebrating the good news stories from our own backyards. Over 1,800 people were in attendance as eleven awards were presented. The evening proved to be inspirational for all as Bonnie St. John, an amputee—who went on to win both silver and bronze medals in downhill ski racing at the 1984 Paralympics—delivered the keynote address at the conclusion of the awards’ program. The Celebration of Excellence positions Enterprise Bank as a key Business and Community Leader in every market that we serve. Congratulations to the 2013 Celebration of Excellence Award winners:

Business of the Year

» Jenike & Johanson, Inc.–Tyngsboro, MA

» AMD Telemedicine–Chelmsford, MA

Entrepreneur of the Year

» Dr. James A. Greer, PVD Products, Inc.–Wilmington, MA

» Jack O’Connor, O’Connor Studios–Tewksbury, MA

Educator of the Year

» Maryellen DeMarco, Lowell Catholic
High School–Lowell, MA

Non‐Profit of the Year

» Boys & Girls Club of Fitchburg and Leominster, MA

» Merrimack Valley Housing Partnership - Lowell, MA

Community Service

» Russell Ingram–Salem, NH

» Barbara and Ira Smith–Acton, MA

» SimplexGrinnell–Westminster, MA

George L. Duncan Award of Excellence

» Netscout Systems, Inc.–Westford, MA

Enterprise Bank Opens 21st Branch!

On May 14, Enterprise Bank welcomed customers, friends, and community leaders to the grand opening of our 21st branch located at the Riverwalk, 290 Merrimack Street, Lawrence, MA. The newly constructed 3,000 square-foot facility enables Enterprise Bank to service current customers close to their homes and businesses, while providing tremendous potential to expand our base in a thriving urban environment convenient to many new businesses, professionals, and non-profit organizations. We are pleased to introduce Danissa Lembert, of North Andover, as the branch manager, and Jesus Suriel, a resident of Lawrence, as branch service manager.

True to the community spirit of Enterprise Bank, we are quickly becoming an active supporter of the civic and charitable endeavors for the communities served by the branch. As part of Enterprise Bank’s continuing support of our cultural community—and in continuation of our “Community Ties” art display throughout our existing branches—the bank commissioned several pieces of art to hang in the lobby of the new Lawrence branch. An original painting by local artist Tom Gill depicts the Bread & Roses Strike and its significance in history to the City of Lawrence.

The Riverwalk branch follows 2012 branch location openings in Pelham, NH, and Tyngsboro, MA.

And Coming Soon…Enterprise Bank’s 22nd Branch!

Enterprise Bank is expanding into Nashua, NH with the establishment of the bank’s 22nd branch, a full-service location at 86 Main Street in downtown Nashua. The former site of two retail businesses, the 2,800-square-foot leased storefront is currently undergoing renovations and will welcome customers in late 2013.

The bank’s expansion into Nashua is a natural next step for Enterprise, with successful branches already in the Southern New Hampshire communities of Hudson, Derry, Pelham, and Salem. The Nashua market is one we know and understand well, with a similar culture and urban setting of our home base in Lowell. We are excited to be part of such a vibrant city where so many Enterprise Bank customers live and work.

Shelf Registration

We recently filed a Form S-3 shelf registration statement (Shelf ) with the Securities and Exchange Commission (SEC). Once deemed effective by the SEC, this Shelf will permit, but not require, us to offer and sell up to $40.0 million of common stock, preferred stock, and/or rights or any combination in one or more future public offerings, over the next three years.

This is common and prudent financial planning to provide flexibility as the Shelf expedites the raising of capital by registering with the SEC in advance of the actual raising of capital. Enterprise Bank last filed a Shelf late in 2009 with a $25 million limit. We issued approximately $9 million in capital during this three-year period and the prior Shelf recently expired with $16 million unissued. This filing is simply a replacement of the expiring Shelf, and provides us with the option of raising more capital, if warranted. Enterprise Bank increased the current Shelf to $40 million from $25 million due to normal growth of our balance sheet and financial position. The actual amount, type of securities (common, preferred, and rights) and the terms of those securities will be determined if, and when, such offering occurs.

It is important to note that the Bank is considered “well capitalized” by the FDIC and has neither a current need nor an intention to raise capital for an identified current purpose. We have filed the Shelf to provide flexibility for future growth or needs that could arise.

As always, if we can be of assistance to you, please do not hesitate to contact us.

We thank you for your continued support of Enterprise Bank.

George L. Duncan	John P. Clancy, Jr.	Richard W. Main
Chairman	CEO	President